EXHIBIT 99.1
CONSENT OF JEFFERIES & COMPANY, INC.
Independent Directors’ Committee of the
Board of Directors
Crude Carriers Corp.
3 Iassonos Street
185 37 Piraeus
Greece
     We hereby consent to the inclusion of our opinion letter dated May 5, 2011 to the Independent Directors’ Committee of the Board of Directors of Crude Carriers Corp. (the “Company”) included as Appendix B, and to the references thereto under the captions “SUMMARY—Opinion of the Crude Independent Committee’s Financial Advisor,” “THE PROPOSED TRANSACTION—Recommendation of the Crude Independent Committee and the Crude Board; Crude’s Reasons for the Proposed Transaction” and “THE PROPOSED TRANSACTION—Opinion of the Crude Independent Committee’s Financial Advisor” in the proxy statement/prospectus relating to the proposed merger transaction involving Capital Product Partners L.P. and the Company, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Capital Product Partners L.P. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JEFFERIES & COMPANY, INC.
By:	/s/ Justin Despirito
	Name:	Justin Despirito
	Title:	Assistant General Counsel

New York, New York
June 9, 2011